Exhibit 99.1



Press Release


                       VINA TECHNOLOGIES ANNOUNCES SECOND
                          QUARTER FINANCIAL RESULTS AND
                    INTENTION TO RESTATE FISCAL YEAR 2001 AND
                          FIRST QUARTER 2002 FINANCIAL
                                   STATEMENTS



NEWARK, Calif., August 14, 2002 - VINA Technologies, Inc. (Nasdaq: VINA) today reported its financial results for the quarter ended June 30, 2002. VINA also announced its intention to restate its fiscal year 2001 and first quarter 2002 financial statements because VINA determined that a transaction included in its fourth quarter 2001 results should have been accounted for in the first quarter of 2002.

Second Quarter Results

Revenue for the second quarter of 2002 was $6.6 million, compared with revenue of $11.9 million for the second quarter of 2001. Revenue for the first six months of 2002 was $13.1 million (taking into account the restatement described below), compared with revenue of $22.9 million for the first six months of 2001.

Net loss for the second quarter of 2002 was $5.5 million, or $0.09 loss per share, while on a pro forma basis, net loss was $5.2 million, or $0.08 per share. Pro forma net loss amounts are non-GAAP results intended to clarify our core business performance for the periods presented and exclude the impact of impairment of goodwill and intangible assets, provisions for inventory purchase commitments, restructuring expenses, stock-based compensation, in-process research and development and amortization of intangible assets. A reconciliation of GAAP net loss to pro forma net loss amounts is provided in the attached tables.

Net loss for the second quarter of 2001 was $12.0 million, or $0.34 loss per share, while on a pro forma basis, net loss was $5.9 million, or $0.17 per share.

After the restatement described below, net loss for the six months ended June 30, 2002 was $46.6 million or $0.76 per share, compared with a net loss of $30.6 million or $0.89 per share for the six months ended June 30, 2001. On a pro forma basis, after the restatement described below, net loss for the first six months of 2002 was $13.4 million, or $0.22 per share, compared with a pro forma net loss of $12.0 million, or $0.35 per share for the same period of 2001.

"During the second quarter, we shipped our central office MBX product, added to our strong portfolio of IAD products with the launch of the eLink-224 and ePorts, while managing our financial assets and expenses. Going forward, we will continue to focus on executing to our business plan, managing cash, diversifying our customer base, and delivering new products," said Mike West, Chief Executive Officer of VINA.


Restatement of 2001 and First Quarter 2002 Financial Statements

VINA also announced that it would restate 2001 and first quarter 2002 financial statements because a product shipment in late December 2001 lacked a component required by the customer and therefore did not meet VINA's criteria for recognition of revenue upon shipment. The product was delivered with the missing component and payment was received from the customer during the first quarter of 2002. The amount of revenue involved was approximately $1.5 million. In addition, VINA independently discovered a $256,000 data entry error related to a fourth quarter 2001 transaction. This adjustment had previously been recorded in the first quarter 2002 financial results. This data entry error will be corrected in the restatement and will result in a decrease in fourth quarter 2001 revenue and a corresponding increase in first quarter 2002 revenue.

As a result of the restatement, VINA's revenue for the fourth quarter of 2001 was $9.0 million, compared with previously reported revenue of $10.8 million. Fourth quarter 2001 net loss was $10.8 million, or $0.25 net loss per share, compared with a previously reported net loss of $10.1 million or $0.23 loss per share. For 2001, VINA's restated revenue was $45.1 million and its restated net loss was $48.6 million, or $1.31 loss per share. This compares to previously reported 2001 revenue of $46.9 million, and net loss was $47.9 million, or $1.29 loss per share.

VINA's restated revenue for the first quarter of 2002 was $6.4 million, compared with previously reported first quarter revenue of $4.7 million. First quarter 2002 restated net loss was $41.1 million or $0.67 per share, compared with a previously reported net loss of $41.8 million or $0.68 per share.

Mike West said, "While we very much regret having to restate these financials, the integrity of our reporting is critical and upon review this transaction did not meet our criteria for recognition of revenue in the fourth quarter. This is a timing question as to this transaction as all products were received and paid for in the first quarter of 2002. The restatement will not have an impact on VINA's current cash position or on our customers or products."

VINA will file the following documents as soon as practical: Amendment to its form 10-K for fiscal 2001, amendment to its Form 10-Q for Q1 2002 and its Form 10-Q for Q2 2002.

First Quarter 2002 Earnings Conference Call

VINA Technologies' second quarter 2002 earnings conference call will be held Wednesday, August 14, at 1:30 p.m. PT/4:30 p.m. ET. To participate in the call, please dial (630) 395-0134, pass code: VINA. A replay of the call will be available for one week at (402) 998-0737. A web cast of the conference call will be available at www.vina-tech.com.
                -----------------

About VINA Technologies, Inc.

VINA Technologies makes metro access more profitable with a family of products that allow carriers to reliably and cost-effectively deliver voice, data, and video services over a single broadband connection. VINA's integrated access devices and multiservice provisioning platforms give carriers the flexibility, performance, management control, and scalability to deliver high-value services to any market over existing or emerging networks, offering the shortest path to higher revenues and lower operational costs. Since its founding in 1996, VINA has built a large and loyal base of carrier customers, and leverages its unique knowledge of carrier needs to deliver the right products to solve the right problems at the right time.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to VINA's continued focus going forward, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including resolving the proper timing of our revenue recognition referred to above, changing customer requirements, the growth of the market for broadband access, the effects of technological advances and competition, the economic environment for our current and prospective customers, and other risks detailed from time to time in VINA's reports filed with the SEC, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2002. These forward-looking statements speak only as of the date hereof. VINA disclaims any intent or obligation to update these forward-looking statements.

For more information about VINA Technologies, visit www.vina-tech.com. VINA Technologies' headquarters is located at 39745 Eureka Drive, Newark, CA 94560; telephone: 1-888-774-VINA.



Contacts:
Stanley E. Kazmierczak
Chief Financial Officer
510-413-1333
kaz@vina-tech.com

VINA Technologies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)




                                                  Three Months Ended      Six Months Ended
                                                       June 30,                 June 30,
                                                -----------------------------------------------
                                                                            (As restated)

                                                    2002        2001       2002        2001
                                                    ----        ----       ----        ----


Net revenue (1) ..............................   $  6,624    $ 11,882    $ 13,063    $ 22,911

Cost of revenue ..............................      4,161       7,070      10,286      15,316
                                                 --------------------------------------------
Gross profit .................................      2,463       4,812       2,777       7,595
                                                 --------------------------------------------

Costs and expenses:

  Research and development ...................      3,762       4,839       9,185       9,544

  Selling, general and administrative (1) ....      4,015       6,295       8,818      12,806

  Stock-based compensation (2) ...............     (1,503)      3,482         150       8,326

  Purchased process technology ...............         --          --          --       5,081

  Amortization of intangible assets ..........        180       2,574         504       3,404

  Impairment of goodwill and intangible assets         --          --      29,276          --

  Restructuring expenses .....................      1,575          --       1,575          --
                                                 --------------------------------------------


Total costs and expenses .....................      8,029      17,190      49,508      39,161
                                                 --------------------------------------------

Loss from operations .........................     (5,566)    (12,378)    (46,731)    (31,566)

  Other income, net ..........................         84         380         156         992
                                                 --------------------------------------------

Net loss .....................................   ($ 5,482)   ($11,998)   ($46,575)   ($30,574)
                                                 ============================================



Net loss per share ...........................   ($  0.09)   ($  0.34)   ($  0.76)   ($  0.89)
                                                 ============================================

Shares used (basic and diluted) ..............     61,546      35,589      61,539      34,186
                                                 ============================================


     (1) Results for 2001 include a reclass of market development funds of $146,000 from sales expenses to revenue.
     (2) Stock based compensation showed a decrease due to work force reduction, which resulted in a $2.7 million cancellation of unvested amortization taken previously.

VINA Technologies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)



                                                     Three Months Ended       Six Months Ended
                                                           June 30,               June 30,
                                                    ----------------------------------------------
                                                                                (As restated)

                                                       2002        2001        2002       2001
                                                       ----        ----        ----       ----

Pro forma net loss ..............................   $ (5,230)   $ (5,942)   $(13,370)   $(11,963)
Shares used in computation basic and diluted ....     61,546      35,589      61,539      34,186
Pro forma net loss per share ....................   $  (0.08)   $  (0.17)   $  (0.22)   $  (0.35)

Reconciliation of pro forma net loss
  Net loss ......................................   $ (5,482)   $(11,998)   $(46,575)   $(30,574)
  Add back:
    Provision for inventory purchase commitments          --          --       1,700       1,800
    Stock-based compensation ....................     (1,503)      3,482         150       8,326
    In-process research and development .........         --          --          --       5,081
    Amortization of intangible assets ...........        180       2,574         504       3,404
     Impairment of goodwill and intangible assets         --          --      29,276          --
     Restructuring expenses .....................      1,575          --       1,575          --
                                                    --------------------------------------------

Pro forma net loss ..............................   $ (5,230)   $ (5,942)   $(13,370)   $(11,963)
                                                    ============================================

VINA Technologies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
(UNAUDITED)
                                          June 30, December 31,
                                          -------  -----------
                                            2002       2001
ASSETS                                             (As restated)
Current Assets:

  Cash, cash equivalents ...............   $10,666   $15,805
  Restricted cash ......................     3,550       500
  Common stock subscription receivable .        --     9,589
  Accounts receivable, net .............     4,997     8,059
  Inventories ..........................     4,062     5,733
  Prepaid expenses and other ...........     2,157     1,562
                                           -----------------

Total current assets ...................    25,432    41,248

Property and equipment, net ............     4,395     5,271
Other assets ...........................       350       356
Goodwill and intangible assets, net ....     2,184    32,089
                                           -----------------

TOTAL ASSETS ...........................   $32,361   $78,964
                                           =================

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable .....................   $ 4,608   $ 7,798
  Other current liabilities ............     5,667     5,638
  Current debt .........................     3,000        --
                                           -----------------
Total current liabilities ..............    13,275    13,436
Total stockholders' equity .............    19,086    65,528
                                           -----------------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY   $32,361   $78,964
                                           =================